EXHIBIT 2.01

                    ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is made and entered into and effective as of September 24, 2004 (the "Effective Date"), among TRIAD PERSONNEL SERVICES, INC., an Illinois corporation ("Seller"), MICHAEL P. VERONA, a resident of Murrysville, Pennsylvania ("Mr. Verona"), and GENERATION TECHNOLOGIES, L.P., a Pennsylvania limited partnership ("Buyer"). Capitalized terms used herein are defined in the text of this Agreement.

                            PREAMBLE

     Seller is engaged in the business of recruiting and placing personnel (the "Business") from Seller's offices located at 665 Rodi Road, Pittsburgh, Pennsylvania 15235 (the "Pittsburgh Office"). Mr. Verona is Buyer's principal and has managed the day-to-day operations of the Pittsburgh Office prior hereto and had full understanding and knowledge of its operations up to Tuesday, August 31, 2004 (the date of his leave of absence from Seller). Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of Seller's assets used in connection with the Pittsburgh Office, all upon the terms and subject to the conditions set forth herein. Therefore, the parties agree as follows with the intent to be legally bound.

                            AGREEMENT

                            ARTICLE I
                   PURCHASE AND SALE OF ASSETS

     1.01. Purchase and Sale of Assets. Except for the "Excluded Assets" (hereinafter defined), Seller hereby sells to Buyer and Buyer hereby purchases from Seller, Seller's rights, title and interest in and to the following assets of Seller's Pittsburgh Office (collectively, the "Assets"):

          (a) the equipment, machinery, fixtures, computer hardware, telephone system, furniture, supplies and spare parts listed on Schedule 1.01(a) (collectively, the "Equipment"), including any warranties relating to the Equipment, if any;

          (b) the registered and unregistered trademarks, service marks, logos, trade and business names, telephone and facsimile numbers, the domain names, and registered and common law copyrights, if any, all as listed on Schedule 1.01(b) (the "Intellectual Property");

          (c)    all  data  relating  to  the  Pittsburgh  Office
including,  without  limitation,  the  data  contained   on   the
Ultrastaff software program; provided, however, Seller may retain copies of all such data for its internal use only;

          (d) the accounts receivable of the Pittsburgh Office as of the start of business on September 24, 2004, as listed on
Schedule 1.01(d) and all unbilled time that will become accounts receivable when billed by Seller on Buyer's behalf on or about Wednesday, September





28, 2004 (the "Receivables"), and all claims, causes of action, choses in action and rights of recovery and setoff relating to the Receivables;

          (e) to the extent transferable, the contracts, agreements, leases (including the security deposit on the lease for the Pittsburgh Office), licenses, commitments and purchase orders relating to the Pittsburgh Office or any of the Assets, all as listed on Schedule 1.01(e) (the "Business Agreements");

          (f) to the extent transferable, the permits, licenses, franchises, certificates, authorizations, consents and approvals, if any, obtained from or issued by any governmental entity which are used exclusively with the Pittsburgh Office and which are necessary or desirable for the ownership or operation of the Pittsburgh Office or any of the Assets including, without limitation, the items listed on Schedule 1.01(f) (collectively, the "Business Permits");

          (g) the books, records, files, list of accounts receivables, fixed assets list and manuals relating to the Pittsburgh Office or any of the Assets, all advertising and other information relating to the Pittsburgh Office or any of the Assets, which are used exclusively with the Pittsburgh Office, regardless of the form in which such information appears, all as listed on Schedule 1.01(g);

          (h) all choses in action, causes of action and goodwill of the Pittsburgh Office or associated with any of the Assets including, without limitation, Seller's inclusion on any preferred vendor lists;

          (i) all other tangible and intangible assets owned by Seller, which are solely and exclusively used in connection with the Pittsburgh Office; and

          (j) all of Seller's rights, title and interest in and to that certain Employment Agreement between Seller and Darrin J. Krally signed by Mr. Krally on October 14, 2003 including, without limitation, the restrictions set forth in Section 5 of the Employment Agreement. Buyer shall indemnify Seller for any damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and court costs) that constitute, or arise out of or in connection with Buyer's enforcement of any provisions contained in the Employment Agreement including, without limitation, the restrictions set forth in Section 5 of the Employment Agreement.

     The Assets are being sold and transferred to Buyer "as is", "where is" and "with all faults".

     1.02.  Excluded Assets.  Notwithstanding any other provision
hereof,   the   Assets  do  not  include  the   following   items
(collectively, the "Excluded Assets"):

          (a) cash and cash equivalents, including all account balances and deposits in bank accounts;

          (b) all refunds and deposits of all federal, state, local and foreign taxes due to Seller with respect to the Pittsburgh Office or Seller for any period;

          (c) unless expressly set forth upon a Schedule, assets which are not dedicated exclusively for use with the Pittsburgh
Office;

          (d) all of Seller's corporate stock record books, corporate record books containing minutes of meetings of the Board of Directors and shareholders of Seller and all other records related to Seller's corporate organization and capitalization, tax records and returns, schedules of depreciation and financial statements, employment information, time cards and job orders; and

          (e)  those items listed on Schedule 1.02.

     1.03. Assumption of Liabilities. Buyer will assume and become liable only for the liabilities listed on Schedule 1.03 and such additional liabilities as (a) arise out of or relate to the Assets or the Pittsburgh Office as conducted on and after the Effective Date, (b) arise out of events first occurring or conditions first existing on and after the Effective Date, (c) relate to only the obligations for the commissions due to employees listed on Schedule 1.03, or (d) arise to Buyer pursuant to this Agreement and/or the other Transaction Documents, including, without limitation, by virtue of the Buyer or Mr. Verona's indemnification obligations contained herein and therein (collectively, the "Assumed Liabilities"). All other liabilities which arise out of or relate to the Excluded Assets or, except for the Assumed Liabilities, which arise out of or relate to the Assets or the Pittsburgh Office prior to the Effective Date (collectively, the "Excluded Liabilities"), will continue to be liabilities of Seller.

     1.04. Purchase Price/Payment Terms. The purchase price for the Assets (the "Purchase Price") is Six Hundred Eighty Five Thousand Dollars ($685,000), plus (i) Three Thousand Seven Hundred Twenty Dollars ($3,720), and (ii) the amount (including without limitation FICA, unemployment taxes, withholding and payroll taxes) paid by or due from Buyer to Seller on or about September 29, 2004, arising out of work performed by billable employees/consultants during the business week ending September 24, 2004 to Seller's then billable employees/consultants. Buyer shall pay to Seller the Purchase Price as follows:

          (a)   on  the Effective Date, the sum of Seven  Hundred
Fifteen Thousand Dollars ($715,000) is payable by Buyer in immediately available funds; and

          (b) on or about September 29, 2004, Buyer and Seller shall adjust and settle-up dollar-for dollar for amounts due pursuant to Section 1.04 (i) and (ii); it being acknowledged that Buyer has pre-paid to Seller on the Effective Date an estimated sum of Twenty Five Thousand Dollars ($25,000).

     1.05. Allocation of Purchase Price. The Buyer and the Seller agree that the Purchase Price shall be allocated among the Assets and the settlement and release described in the Settlement Agreement and General Release as set forth on Schedule 1.05, which allocation shall be used by them in preparing their respective income tax returns. Buyer shall provide Seller a copy of Buyer's Form 8594 (Asset Acquisition Statement) or such similar tax return document evidencing Buyer's allocation of the Purchase Price. Seller shall provide Buyer a copy of Seller's Form 8594 (Asset Acquisition Statement) or such similar tax return document evidencing Seller's allocation of the Purchase Price.

                           ARTICLE II
            REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as follows:


     2.01. Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing in the State of Illinois. Seller is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its business makes such qualification necessary.

     2.02. Power and Authority. Seller has the corporate power and authority to own its assets, to conduct its business as presently conducted and to execute, deliver and perform its obligations pursuant to this Agreement and the other documents and agreements delivered in connection with this Agreement (collectively, the "Transaction Documents").

     2.03. Execution and Enforceability. The Transaction Documents have been duly and validly executed and delivered by Seller and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

     2.04.   No  Breach,  Default,  Violation  or  Consent.   The
execution,  delivery and performance by Seller of the Transaction
Documents do not and will not:

          (a)  violate Seller's charter or bylaws;

          (b) to the best of Seller's knowledge, breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under, result in the creation of any Lien on the Assets under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any Business Agreement or Business Permit;

          (c) to the best of Seller's knowledge, breach or otherwise violate any order, writ, judgment, injunction or decree issued by any governmental entity (each a "Governmental Order") which names Seller or is directed to Seller, the Pittsburgh Office or any of the Assets;

          (d) to the best of Seller's knowledge, violate any law, rule, regulation, ordinance or code of any governmental entity (each a "Governmental Rule"); or

          (e) to the best of Seller's knowledge, other than Required Disclosures (as hereinafter defined), require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any person or entity (each a "Person").

     2.05.  Tax Matters.  Except as otherwise disclosed on
Schedule 2.05, to the best of Seller's knowledge:

          (a) all tax returns and reports required to be filed by Seller with respect to the Pittsburgh Office have been properly prepared and filed; and

          (b) Seller has paid, or has made adequate reserves on its books for the payment of, all taxes, interest, penalties, assessments and deficiencies shown to be due on such tax returns and reports or claimed to be due by any governmental entity or which Seller is required to withhold on behalf of any other Person.

     2.06. Litigation. There is no pending or, to the best of Seller's knowledge, threatened investigation, action or proceeding against Seller relating to the Pittsburgh Office or any of the Assets by or before any governmental entity or arbitrator.

     2.07.   Governmental  Orders.   There  are  no  Governmental
Orders which name Seller and are related to the Pittsburgh Office or any of the Assets.

     2.08.    Personal  Property.   To  the  best   of   Seller's
knowledge:

          (a) Schedule 2.08 sets forth a correct and complete list of all leases and other agreements pursuant to which Seller leases any of the Equipment.

          (b) Except as otherwise disclosed on Schedule 2.08, all Receivables: (i) represent amounts receivable for goods actually delivered or services actually provided (or, in the case of non-trade receivables, represent amounts receivable in respect of other bona fide business transactions), (ii) are not subject to any material defenses, counterclaims or rights of setoff, and
(iii) have been billed and are generally due and payable within 30 days after billing. Schedule 1.01(d) sets forth the total amount of Receivables outstanding as of the Effective Date.

     2.09.   Title  Matters.   Except as otherwise  disclosed  on
Schedule 2.09, to the best of Seller's knowledge, Seller has: (a) good and marketable title to all Assets purported to be owned by it and (b) good leasehold title to all Assets purported to be leased by it, in each case free and clear of all liens, claims and encumbrances of any nature whatsoever (collectively, "Liens"). On the Effective Date Seller will transfer to Buyer title to the Assets free and clear of all Liens other than those marked as "Permitted Liens" on Schedule 2.09.

     2.10. Business Agreements. To the best of Seller's knowledge: (i) Schedule 2.10 sets forth a correct and complete list of all Business Agreements; and (ii) except as otherwise disclosed on Schedule 2.10, each such Business Agreement may be assigned to Buyer without the consent of any other Person.

     2.11. Accurate Disclosure. To the best of Seller's knowledge, none of the information furnished by Seller to Buyer or any of its representatives in connection with this Agreement and the other Transaction Documents, and none of the representations and warranties of Seller set forth herein, in any other Transaction Document or in any certificate delivered in connection herewith or therewith, (a) is false or misleading in any material respect, (b) contains any untrue statement of a material fact or (c) omits any statement of material fact necessary to make the same not misleading.

                           ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer and Mr. Verona hereby jointly and severally represent and warrant to Seller as follows:

     3.01.   Organization.  Buyer is a limited partnership  duly
organized,  validly  existing  and  in  good  standing   in   the
Commonwealth of Pennsylvania.

     3.02. Power and Authority. Buyer has the power and authority to own its properties and assets, to conduct its business as presently conducted and to execute, deliver and perform the Transaction Documents. Mr. Verona has been duly authorized and has the requisite capacity to execute this Agreement and the other Transaction Documents in his respective capacities.

     3.03.   Execution  and  Enforceability.   The  Transaction
Documents have been duly and validly executed and delivered by Buyer and Mr. Verona and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of Buyer and Mr. Verona enforceable against Buyer and Mr. Verona in accordance with their respective terms.

     3.04.   No  Breach,  Default, Violation  or  Consent.   The
execution, delivery and performance of the Transaction Documents by Buyer and Mr. Verona do not and will not:

          (a)  violate Buyer's limited partnership agreement;

          (b) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under, result in the creation of any Lien on Buyer's assets under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any material contract, agreement, instrument or document to which Buyer is a party or by which Buyer or any of its assets is bound;

          (c) breach or otherwise violate any Governmental Order which names Buyer or Mr. Verona or is directed to Buyer and Mr.
Verona or any of their respective assets;

          (d)  violate any Governmental Rule; or

          (e) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any Person.

     3.05. Acts. To the best of Buyer and Mr. Verona's knowledge, neither Buyer, Mr. Verona nor Ms. Verona has committed any act which would constitute an intentional tort or a violation of criminal law in which Seller or its Affiliates may be named as a defendant in any Proceeding or otherwise be held liable.

     3.06. Confirmation. To the best of Buyer and Mr. Verona's knowledge, Seller's representations and warranties are true and accurate in all respects.

     3.07. Accurate Disclosure. None of the information furnished by Buyer or Mr. Verona or any of their agents, consultants or affiliates to Seller or any of its representatives in connection with this Agreement and the other Transaction Documents, and none of the representations and warranties of Buyer and Mr. Verona set forth herein, in any other Transaction Document or in any certificate delivered in connection herewith or therewith, (a) is false or misleading in any material respect,
(b) contains any untrue statement of a material fact or (c) omits any statement of material fact necessary to make the same not misleading.

                           ARTICLE IV
                     CLOSING AND DELIVERIES

     4.01.    Closing.    The  closing  of   the   transactions
contemplated hereby (the "Closing") will take place on the Effective Date.

     4.02. Seller's Deliveries. At Closing, Seller shall deliver or cause to be delivered to Buyer, the following:

          (a)   a  certificate of Seller's Secretary  certifying
resolutions  adopted  by  the  Board  of  Directors   of   Seller
authorizing  the  execution  of  this  Agreement  and  the  other
Transaction Documents;

          (b)  the Bill of Sale attached hereto as Exhibit A;

          (c) the Assignment and Assumption Agreement attached hereto as Exhibit B (the "Assignment and Assumption Agreement");

          (d) the Settlement Agreement and General Release attached hereto as Exhibit C (the "Settlement Agreement and
General Release");

          (e) an Assignment of that certain Lease Agreement between Associated Investors, Inc. and Triad (the "Lease") for the office space located at Rodi Plaza Building 2, 665 Rodi Road, Allegheny County, Pennsylvania 15235 dated as of May 11, 2004 and effective as of July 1, 2004 with the landlord's consent (the "Lease Assignment") in which Buyer takes the place of Seller with respect to Seller's obligations which arise on and after the Effective Date (but not before the Effective Date) ("Buyer's Lease Obligations"). To secure the full and timely payment by Buyer to Seller of all Buyer's Lease Obligations on and after the Effective Date, Buyer hereby grants to Seller a first priority security interest and lien in and to all of Buyer's now existing or owned and hereafter arising or acquired (a) Accounts;
(b) Goods for sale, lease or other disposition by Buyer which have given rise to Accounts and have been returned to or repossessed or stopped in transit by Buyer; (c) contract rights and documents, instruments, contracts or other writings executed in connection therewith, including, but not limited to, all real and personal property lease rights; (d) Chattel Paper, Electronic Chattel Paper, Tangible Chattel Paper, Documents of Title, Instruments, Documents, General Intangibles, Payment Intangibles, Letter of Credit Rights, Letters of Credit and Supporting Obligations;
(e) patents, trademarks, trade names, service marks and copyrights, all registrations and applications therefor, trade secrets, goodwill, inventions, processes, designs, formulas and other intellectual or proprietary rights or interests, of any kind, nature or description whatsoever, and all registrations, licenses, franchises, customer lists, tax refund claims, claims against carrier and shippers, insurance claims, guaranty claims, all other claims, proof of claims filed in any bankruptcy, insolvency or other proceeding, contract rights, choses in action, security interests, security deposits and rights to indemnification; (f) Goods, including, without limitation, Inventory, Equipment, Fixtures, trade fixtures and vehicles;
(g) Investment Property; (h) deposits, cash and cash equivalents and any other property of Buyer now or hereafter in the possession, custody or control of Seller, whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise; (i) deposit accounts held with any depository institution; (j) all other personal property of Buyer of any kind or nature, and (k) all Commercial Tort Claims and all cash and non-cash proceeds of all of the foregoing property, including, but not limited to, proceeds of all insurance policies insuring the foregoing (the "Collateral"). Buyer shall execute and deliver to Seller, at any time and from time to time, all agreements, instruments, documents and other written matter (the "Supplemental Documentation"), that Seller may request, in form and substance acceptable to Seller, to perfect and maintain perfected Seller's first priority security interest and lien in and to the Collateral, and to otherwise consummate the transactions contemplated by this Section. Buyer hereby authorizes Seller to prepare and file any Uniform Commercial Code ("UCC") financing statements, amendments to UCC financing statements and any other filings or recordings in all jurisdictions where Seller determines appropriate without Buyer's signature, and authorizes Seller to describe the Collateral in such financing statements in any manner as Seller determines reasonably appropriate. Capitalized terms in this Section if not otherwise defined in this Agreement are defined in the UCC.

     4.03. Buyer's Deliveries. At Closing, Buyer shall deliver or cause to be delivered to Seller, the following:

          (a)    a   certificate  of  Buyer's   General   Partner
authorizing  the  execution  of  this  Agreement  and  the  other
Transaction Documents and payment of the Purchase Price;

          (b)  the Assignment and Assumption Agreement;

          (c)  the Settlement Agreement and General Release; and

          (d)  the Purchase Price.

     4.04.   Employees.   Seller will  terminate,  effective  at
Closing, all of the employees working at the Pittsburgh Office and Seller will be responsible for and timely and fully pay or provide all wages, bonuses, commissions, vacation pay, compensation and other remuneration and benefits due to such former employees prior to Closing.

     4.05. Other Transaction Documents. Buyer, Mr. Verona and Seller shall deliver or cause to be delivered to the other such other documents and instruments as may be reasonably requested and satisfactory to the other party and its counsel in connection with the full performance by the parties of their respective covenants, duties and obligations described in or contemplated by this Agreement and the other Transaction Documents.

                            ARTICLE V
                  CERTAIN POST-CLOSING MATTERS

     5.01.  Non-Competition and Non-Solicitation.

          (a) During the one-year period commencing with the Effective Date, neither Seller nor any of its Affiliates may directly or indirectly engage in the business of recruitment and placement of technical personnel within a 100 mile radius of the Pittsburgh Office, not to exceed the Pennsylvania border (the "Restricted Area").

          (b) During the one-year period commencing with the Closing, neither Seller, Mr. Verona, Buyer nor any of their respective Affiliates may hire, solicit or induce any employee, sales representative, agent or contractor of the other or any of their respective Affiliates to terminate his or its employment or other relationship with Seller, Buyer or any of their respective Affiliates, as the case may be.

          (c) If any party is in breach of any of the provisions of subsections (a) or (b) above, then the time period set forth in such subsections, as they relate to the breaching party, will be extended by the length of time during which the breaching party is in breach of any of such provisions.

          (d) Each party acknowledges and agrees that the other would be irreparably damaged if any of the provisions of this Section are not performed in accordance with its specific terms or are otherwise breached. Accordingly, each party agrees that the other party is entitled to an injunction or injunctions to prevent breaches of this Section and has the right to specifically enforce this Section against the other party in addition to any right or other remedy to which such party may be entitled at law or in equity.

          (e) If (i) Stephanie D. Verona hires, solicits or induces any employee, sales representative, agent or contractor of Seller to terminate his or its employment or other relationship with Seller, or (ii) Buyer or Mr. Verona materially breach their respective representations and warranties or fail to fully and timely perform their respective covenants, duties and obligations in the Transaction Documents, or (iii) Buyer materially breaches the Buyer's Lease Obligations, then Seller's obligations pursuant to this Section 5.01 shall be immediately terminated and no further force or effect with regard to Seller and its Affiliates. If Seller materially breaches its representations and warranties or fails to fully and timely perform its covenants, duties and obligations in this Agreement or the other Transaction Documents, then Buyer's obligations pursuant to this Section 5.01 shall be immediately terminated and no further force or effect with regard to Buyer.

     5.02.  Certain Employee Matters.

          (a) Nothing in this Agreement (i) requires Buyer to hire, or to offer to hire, any employees of Seller, (ii) constitutes an offer to employ such employees or (iii) requires Buyer to pay any such persons severance pay in the event of termination of employment.

          (b) Other than as expressly provided for in the Transaction Documents (which includes certain obligations for certain commissions due to employees relating to the Receivables as set forth on Schedule 1.03), Buyer does not and will not assume or be responsible for any obligations or liabilities arising out of any employment relationship between Seller and any employee or former employee of Seller. Without limiting the generality of the foregoing, Buyer will have no liability or obligation  in  connection  with  Seller's  employees  or  former employees and their beneficiaries for (i) contributions to or payments under employee benefit plans, stock options, programs, arrangements or understandings, (ii) accrued, but unused, sick leave, vacation pay and severance pay, if any, (iii) liabilities or obligations under any collective bargaining agreement or bargaining relationship or (iv) claims, demands, administrative proceedings or suits arising out of or in connection with alleged unlawful employment practices of Seller, all of which are Excluded Liabilities unless due to intentional acts or intentional omissions by Mr. Verona or Ms. Verona.

     5.03.   Names.   Other  than as set  forth  herein,  Seller
acknowledges that from and after the Effective Date it has no right to use the names "GenTech" or "Generation Technologies" except for the use of the names "GenTech" and "Generation Technologies" in connection with the Seller's offices located in the state of Massachusetts for use only in connection with sales of products and services generated by the Massachusetts offices and, in connection therewith, Buyer hereby grants to Seller a fully paid irrevocable right and license to use the names "GenTech" and "Generation Technologies" for use only in connection with sales of products and services generated by the Massachusetts offices; provided such use is not in the Restricted Area.

     5.04. Accounts Receivable. Seller shall forward any cash from customers received by Seller (whether by check or electronic funds transfer) to Buyer with regard to Receivables within five business days of receipt via a check from Seller to Buyer.

     5.05. Transition. To facilitate an orderly transition of the Pittsburgh Office to Buyer, Seller shall designated Kent Yauch as its designated point person and Buyer shall designate Mr. Verona as its designated point person. Such persons shall work through any issues that arise with regard to health care benefits, 401(k) issues etc. If Buyer receives checks for payment of the Receivables and such checks are made out in Seller's name, Seller hereby covenants and agrees to endorse such checks over to Buyer and to send such checks to Buyer via overnight mail (at Buyer's postage expense) within one business day of receipt of such checks from Buyer. If funds are received in Seller's lockbox, upon clearing of such funds, Seller will send a check to Buyer within one week via overnight mail (at Buyer's postage expense).

                           ARTICLE VI
                         INDEMNIFICATION


     6.01.   Indemnification  by Seller.   Seller  will  defend,
indemnify and hold harmless Buyer, its Affiliates and their respective equity holders, shareholders, partners, directors, officers, employees, consultants and agents (each a "Seller Indemnitee") from and against any and all claims (including without limitation any investigation, action or other proceeding, whether instituted by a third party against a Seller Indemnitee or by a Seller Indemnitee for the purpose of enforcing its rights hereunder), damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and court costs) that constitute, or arise out of or in connection with:

          (a)  any Excluded Assets or Excluded Liabilities;

          (b) any misrepresentation or breach of representation or warranty by Seller in this Agreement or any other Transaction Document or in any Schedule, Exhibit or other document identified in this Agreement as having been delivered pursuant to this Agreement (a "Seller Warranty Breach");

          (c) any default by Seller in the performance or observance of any of its covenants or agreements in this Agreement or any Transaction Document; or

          (d) Seller's operation of the Pittsburgh Office and its Business and use of the Assets before the Effective Date to the extent not covered in Section 6.02(e).

     6.02. Indemnification by Buyer. Buyer and Mr. Verona, jointly and severally, will defend, indemnify and hold harmless
Seller, its Affiliates and their respective equity holders, shareholders, directors, officers, employees, consultants and agents (each a "Buyer Indemnitee") from and against any and all claims (including without limitation any investigation, action or other proceeding, whether instituted by a third party against a Buyer Indemnitee or by a Buyer Indemnitee for the purpose of enforcing its rights hereunder), damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and court costs) that constitute, or arise out of or in connection with:

          (a)  any of the Assets or Assumed Liabilities;

          (b) any misrepresentation or breach of representation or warranty by Buyer or Mr. Verona in this Agreement or any other Transaction Document or in any Schedule, Exhibit or other document identified in this Agreement as having been delivered pursuant to this Agreement (a "Buyer Warranty Breach");

          (c) any default by Buyer or Mr. Verona in the performance or observance of any of its covenants or agreements in this Agreement or any other Transaction Document;

          (d) Buyer's operation of the Pittsburgh Office and its business and use the Assets on and after the Effective Date; or

          (e) except for the Acknowledged Claims (as defined in the Settlement Agreement and General Release, intentional acts or intentional omissions of Mr. Verona and Ms. Verona outside of the scope of their respective employment with Seller arising prior to the Effective Date including, without limitation, in connection with alleged employment practices or actions or omissions of Mr. Verona or Ms. Verona that may constitute intentional torts or violations of criminal law.

     6.03. Third Party Claims. If any investigation, action or other proceeding (each a "Proceeding") is initiated against any Seller Indemnitee or Buyer Indemnitee (each an "Indemnitee") by any third party and such Indemnitee intends to seek indemnification from Seller or Buyer (each an "Indemnitor"), as applicable, under this Article on account of its involvement in such Proceeding, then such Indemnitee will give prompt notice to the applicable Indemnitor of such Proceeding; provided, that the failure to so notify such Indemnitor will not relieve such Indemnitor of its obligations under this Article, but will reduce such obligations by the amount of damages or increased costs and expenses attributable to such failure to give notice. Upon receipt of such notice, such Indemnitor will diligently defend against such Proceeding on behalf of such Indemnitee at its own expense using counsel reasonably acceptable to such Indemnitee; provided, that if such Indemnitor fails or refuses to conduct such defense, or such Indemnitee has been advised by counsel that it may have defenses available to it which are different from or in addition to those available to such Indemnitor, or that its interests in such Proceeding are adverse to such Indemnitor's interests, then such Indemnitee may defend against such Proceeding at such Indemnitor's expense. Such Indemnitor or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense, and will not settle any Proceeding without the prior consent of the other, which consent will not be unreasonably withheld; provided, that the consent of an Indemnitor is not required if such Indemnitor failed or refused to defend the Indemnitee in the Proceeding that is being settled. Such Indemnitor and Indemnitee will cooperate with each other in the conduct of any such Proceeding.

     6.04. Notice and Satisfaction of Indemnification Claims. No indemnification claim will be deemed to have been asserted until the applicable Indemnitor has been given notice by the Indemnitee of the amount of such claim and the facts on which such claim is based. For purposes of Section 6.03, notice of an indemnification claim will be deemed to cover claims arising out of all related Proceedings so long as, in the case of Proceedings instituted by third parties, the Indemnitee complies with
Section 6.03. If the Indemnitee is not Buyer or Seller, then such notice will be given on behalf of such Indemnitee by Buyer or Seller, as applicable. Indemnification claims will be paid within 30 days after the Indemnitor's receipt of such notice and such evidence of the amount of such claim and the Indemnitor's liability therefor as the Indemnitor may reasonably request.

     6.05. Survival of Representations and Warranties. Notwithstanding the closing of the transactions described in and contemplated by this Agreement or any investigation made by or on behalf of Buyer or Seller, the representations and warranties of Buyer and Seller contained in the Transaction Documents and in any certificate, Exhibit, Schedule or other document delivered pursuant to the Transaction Documents, and the covenants and agreements of Buyer and Seller to indemnify each other for a breach or violation of this Agreement, will survive the Effective Date for one (1) year, except for Sections 6.01(d), 6.02(d), 6.02(e) and the Buyer's Lease Obligations and Mr. Verona's personal guaranty with respect to the Buyer's Lease Obligations, which will survive for a period commencing as of the Effective Date and terminating ninety (90) days following the expiration of the applicable statute of limitation period for which a claim may be made.


                           ARTICLE VII
                       GENERAL PROVISIONS

     7.01. Assignment. Neither this Agreement, the Transaction Documents nor any right, interest or obligation hereunder may be assigned, pledged or otherwise transferred by any party, whether by operation of law or otherwise, without the prior consent of the other party or parties.

     7.02. Expenses. Except as otherwise specifically provided herein or in any other Transaction Document, each party is responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of the Transaction Documents.

     7.03. Further Assurances. The parties will from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by applicable Governmental Rules or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, each party agrees to endorse (if necessary) and deliver to the other, promptly after its receipt thereof, any payment or document which it receives after the Effective Date and which is the property of the other.

     7.04.   Notices.   Unless otherwise  specifically  provided
herein, all notices, consents, requests, demands and other communications required or permitted hereunder: (a) will be in writing; (b) will be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and (c) will be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender's telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier. All such communications will be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five business days' prior notice:

If to Seller:                        With a copy to:

Herbert Imhoff, Jr., President       A. Jay Goldstein, Esq.
c/o Triad Personnel Services, Inc.   FagelHaber LLC
One tower Lane, Suite 2100           55 East Monroe Street, 40th Floor
Oakbrook Terrace, Illinois 60181     Chicago, Illinois 60603
Facsimile:  630.954.6595             Facsimile:  312.580.2201


If to Buyer or Mr. Verona:          With a copy to:
Michael P. Verona                   James R. Carlisle, II, Esq.
c/o Generation Technologies, L.P.   Michael E. Silverman, Esq.
665 Rodi Road                       Cohen & Grigsby, P.C.
Pittsburgh, Pennsylvania 15235      11 Stanwix Street, 15th Floor
Facsimile:  412.244.8480            Pittsburgh, Pennsylvania 15222-1319
Facsimile:  412.244.8480            Facsimile:  412.209.1972

     7.05. Publicity. Subject to Section 7.06, no party will make any press release or other public announcement regarding this Agreement or the other Transaction Documents or any transaction contemplated hereby or thereby until the text of such release or announcement has been submitted to the other party and the other party has approved the same, such approval shall not be unreasonably withheld. Buyer shall be permitted to cooperate with local reporters regarding news articles regarding Buyer's acquisition of the Pittsburgh Office. Buyer has expressly approved the press release attached hereto as Schedule 7.05.

     7.06.    Non-Disclosure.   The  parties  agree  that   any
information or data involving the sale and purchase of the Assets and the consummation of the other transactions described in or contemplated by this Agreement, including, without limitation, the Purchase Price and other terms and provisions set forth herein, is of a confidential nature and not generally known to the public. In order to preserve the confidentiality of all such information and data and the goodwill associated with the sale and purchase of the Assets, other than pursuant to Required Disclosures and except for their financial and legal advisors, after the Effective Date, no party will divulge, communicate or disclose any such information or data, in connection with the performance of their respective covenants and obligations set forth in this Agreement or Buyer's operation of the Pittsburgh Office. In particular, neither Buyer nor Mr. Verona shall discuss or divulge the details of the transaction to any of Seller's employees, agents, consultants without the prior written consent of Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, without the requirement of consent of any party, Buyer and Seller may disclose such information as deemed necessary or required by law, rule, regulation or legal process, including, without limitation, to the Securities and Exchange Commission, Securities Departments of various states, Boards of Directors, shareholders and reports to shareholders, partners, attorneys, accountants and advisors (collectively, "Required Disclosures").

     7.07. Miscellaneous. This Agreement: (a) may be amended only by a writing signed by each of the parties; (b) may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument;
(c) together with the other

Transaction Documents, contains the entire agreement of the parties with respect to the transactions contemplated hereby and thereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions; (d) is governed by, and will be construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any conflict of laws rules; and (f) is binding upon, and will inure to the benefit of, the parties and their respective successors and permitted assigns. The due performance or observance by a party of any of its obligations under this Agreement may be waived only by a writing signed by the party against whom enforcement of such waiver is sought, and any such waiver will be effective only to the extent specifically set forth in such writing. The waiver by a party of any breach or violation of any provision of this Agreement will not operate as, or be construed to be, a waiver of any subsequent breach or violation hereof. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     7.08. Venue/Jurisdiction. The parties each irrevocably consent, agree and submit to the non-exclusive jurisdiction of the courts located in Cook County, Illinois and in Allegheny County, Pennsylvania, with regard to any actions or proceedings arising from, relating to or in connection with this Agreement, and the other Transaction Documents.

                    [Signature Page Follows]

                    SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

SELLER:                               BUYER:

TRIAD PERSONNEL SERVICES, INC.        GENERATION TECHNOLOGIES, L.P.
                                      By Generation Technologies, Inc.,
                                      its general partner

By:    /s/ Herbert F. Imhoff, Jr.
Name:  Herbert F. Imhoff, Jr.         By:
Title: President                          Michael P. Verona, President


                                 MR. VERONA:



                                      Michael P. Verona


                            GUARANTY

      For good and valuable consideration, including, without limitation, Buyer, Seller and Mr. Verona's execution and delivery of this Agreement and the other Transaction Documents, Seller's sale of the Assets, Buyer's purchase of the Assets and other good and valuable consideration, the receipt and sufficiency of such consideration being hereby acknowledged by the undersigned, Mr. Verona having a financial interest in Buyer, and benefiting from the transactions contemplated by this Agreement and the other Transaction Documents, hereby personally guaranties the payment by Buyer of all amounts due by Buyer arising from or relating to the Lease and Buyer's Lease Obligations on and after the Effective Date. In the event of a default by Buyer, Seller may proceed directly to enforce its rights hereunder and shall have the right to proceed first against Mr. Verona, without proceeding with or exhausting any other remedies it may have. In additional to all of Seller's rights in this Agreement, the other Transaction Documents and at law, in equity or otherwise, Mr. Verona agrees to pay all reasonable costs, reasonable expenses, and reasonable fees, including reasonable attorneys' fees, which may be incurred by Seller in enforcing this Guaranty or protecting its rights following any default on the part of Mr. Verona. Mr. Verona agrees that an interest charge of one and one-half (1"% ) percent per month, or the highest rate permitted by law, whichever is less, shall be assessed on any amount due and owing to Sellers by Mr. Verona under this Guaranty until collected. This Guaranty shall be binding upon Mr. Verona, Mr. Verona's heirs, successors, assigns, and representatives and survivors, and shall inure to the benefit of Seller, its Affiliates and their successors, assigns, and shareholders and may be assigned by Seller without notice to Mr. Verona.

                              MR. VERONA:



                                        Michael P. Verona


                               C-1


           SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

SELLER:                          BUYER:

TRIAD PERSONNEL SERVICES, INC.   GENERATION TECHNOLOGIES, L.P.
                                 By Generation Technologies, Inc.,
                                 its general partner

By:
Name:                            By:  /s/ Michael P. Verona
Title:                                Michael P. Verona, President


                                 MR. VERONA:


                                      /s/ Michael P. Verona
                                      Michael P. Verona


                            GUARANTY

      For good and valuable consideration, including, without limitation, Buyer, Seller and Mr. Verona's execution and delivery of this Agreement and the other Transaction Documents, Seller's sale of the Assets, Buyer's purchase of the Assets and other good and valuable consideration, the receipt and sufficiency of such consideration being hereby acknowledged by the undersigned, Mr. Verona having a financial interest in Buyer, and benefiting from the transactions contemplated by this Agreement and the other Transaction Documents, hereby personally guaranties the payment by Buyer of all amounts due by Buyer arising from or relating to the Lease and Buyer's Lease Obligations on and after the Effective Date. In the event of a default by Buyer, Seller may proceed directly to enforce its rights hereunder and shall have the right to proceed first against Mr. Verona, without proceeding with or exhausting any other remedies it may have. In additional to all of Seller's rights in this Agreement, the other Transaction Documents and at law, in equity or otherwise, Mr. Verona agrees to pay all reasonable costs, reasonable expenses, and reasonable fees, including reasonable attorneys' fees, which may be incurred by Seller in enforcing this Guaranty or protecting its rights following any default on the part of Mr. Verona. Mr. Verona agrees that an interest charge of one and one-half (1"% ) percent per month, or the highest rate permitted by law, whichever is less, shall be assessed on any amount due and owing to Sellers by Mr. Verona under this Guaranty until collected. This Guaranty shall be binding upon Mr. Verona, Mr. Verona's heirs, successors, assigns, and representatives and survivors, and shall inure to the benefit of Seller, its Affiliates and their successors, assigns, and shareholders and may be assigned by Seller without notice to Mr. Verona.

                              MR. VERONA:



                              /s/ Michael P. Verona
                                        Michael P. Verona

                               C-1